UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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IRIS INTERNATIONAL, INC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IRIS INTERNATIONAL, INC.

9172 Eton Avenue

Chatsworth, California 91311

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, June 13, 2008

To the Stockholders of IRIS International, Inc.:

The 2008 Annual Meeting of Stockholders of IRIS International, Inc. will be held at IRIS International’s corporate headquarters, located at 9172 Eton Avenue, Chatsworth, California on Friday, June 13, 2008 at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect seven (7) Directors to hold office until the 2009 annual meeting or until their successors are elected and qualified;

2.	To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 18, 2008, as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

You are cordially invited to attend the Annual Meeting in person. However, you must be a stockholder of record at the close of business on April 18, 2008 to vote at the meeting. If your shares are held in street name, you must obtain a Proxy, executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting. Regardless of whether or not you will attend, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors

César M. García

Chairman of the Board

April 28, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

THE ANNUAL MEETING IS ON JUNE 13, 2008

PLEASE RETURN YOUR PROXY IN TIME

IRIS INTERNATIONAL, INC.

9172 Eton Avenue

Chatsworth, California 91311

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, June 13, 2008

GENERAL INFORMATION AND VOTING RIGHTS

This proxy statement (the “Proxy Statement”) and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of IRIS International, Inc., a Delaware corporation, for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at IRIS’ corporate headquarters, located at 9172 Eton Avenue, Chatsworth, California on Friday, June 13, 2008 at 10:00 a.m. Pacific Time, and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of our Annual Report, which includes our Form 10-K (without exhibits), for the fiscal year ended December 31, 2007. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. We anticipate that the Proxy Statement and enclosed proxy will first be mailed or given to its stockholders on or about May 13, 2008.

Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written proxy card. Your submitting the enclosed proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote at the meeting. If you are a stockholder of record, you may revoke your proxy at any time before the meeting either by filing with the Corporate Secretary of IRIS, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Only holders of record of our common stock at the close of business on April 18, 2008 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On that date, there were 18,347,544 shares of common stock outstanding. Each holder of record is entitled to one vote for each share of common stock held on all matters to come before the meeting. Stockholders may not cumulate votes in the election of directors.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the nominees of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

The seven nominees for election as directors who receive the most votes “for” election will be elected. Ratification of the appointment of our independent registered public accounting firm will require an affirmative vote of the majority of the shares of common stock present or represented at the annual meeting with respect to such proposal.

The presence, in person or by proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes on a proposal are not counted or deemed present or represented for determining whether stockholders have approved that proposal. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain “non-routine” matters and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities. Brokers may vote their clients’ shares on routine matters, such as the election of directors and the ratification of our independent registered public accounting firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Bylaws state that the Board of Directors shall consist of seven members, which number may be changed from time to time by resolution of the Board. The number of Board members currently is set at seven, and currently there are seven Board members.

At the recommendation of the Compensation and Nominating Committee, the Board of Directors proposes the election of the following nominees as directors, all of whom currently serve on the Board of Directors:

Thomas H. Adams, Ph.D.

Steven M. Besbeck

César M. García

Michael D. Matte

Richard G. Nadeau, Ph.D.

Stephen E. Wasserman

Richard H. Williams

Each of the directors elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2009 or until such director’s successor has been duly elected and qualified or until such director has otherwise ceased to serve as a director.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The principal occupation and certain other information about the nominees and our executive officers are set forth on the following pages.

The Board of Directors and Compensation and Nominating Committee Unanimously

Recommend a Vote “FOR” the Election of the Nominees Listed Above.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to directors, nominees, and other executive officers of IRIS International, Inc. as of April 18, 2008:

Name	Age	Position with IRIS
Directors and Nominees:
Thomas H. Adams, Ph.D.	65	Chief Technology Officer and Director
Steven M. Besbeck	60	Director
César M. García	55	Chief Executive Officer, President and Chairman of the Board
Michael D. Matte	49	Director
Richard G. Nadeau, Ph.D.	72	Director
Stephen E. Wasserman	61	Director
Richard H. Williams	71	Lead Director

Other Executive Officers:
Peter L. Donato	38	Corporate Vice President, Chief Financial Officer and Secretary
Robert A. Mello	54	Corporate Vice President and President, Iris Sample Processing
Thomas E. Warekois	54	Corporate Vice President and President, Diagnostics Business Unit
John U. Yi	47	Corporate Vice President, Operations

Board of Directors and Nominees

Thomas H. Adams, Ph.D has served as a director since June 2005, and as Chief Technology Officer of IRIS since April 2006. Dr. Adams served as Chairman and Chief Executive Officer of Leucadia Technologies, a privately held medical-device company, from 1998 to April 2006, when Leucadia was acquired by us. In 1989, Dr. Adams founded Genta, Inc., a publicly held biotechnology company in the field of antisense technology, and served as its Chief Executive Officer until 1997. Dr. Adams founded Gen-Probe, Inc. in 1984 and served as its Chief Executive Officer and Chairman until its acquisition by Chugai Biopharmaceuticals, Inc. in 1989. Before founding Gen-Probe, Dr. Adams held management positions at Technicon Instruments and the Hyland Division of Baxter Travenol. He has significant public-company experience serving as a director of Biosite Diagnostics, Inc., a publicly held medical research firm, from 1989 to 1998 and as a director of Invitrogen, a publicly held company that develops, manufactures and markets research tools and products, from 2000 to 2002. Dr. Adams currently serves as a director of La Jolla Pharmaceutical Co. (NASDAQ: LJPC), a publicly held company that develops and markets novel therapeutics for antibody-mediated autoimmune diseases. Dr. Adams holds a Ph.D. in Biochemistry from the University of California, at Riverside.

Steven M. Besbeck has served as a director since 1990. From 1983 to November 2007, Mr. Besbeck served as President, Chief Executive Officer of Aspyra, Inc. Aspyra, a publicly traded company (AMEX: APY), which designs, develops, services and markets clinical and diagnostic information systems for laboratory, pharmacy and radiology departments in hospitals, clinics and other healthcare providers. Prior to that, Mr. Besbeck was a director, President and Chief Executive Officer of American Cytogenetics, Inc., a provider of specialty clinical laboratory services from 1975 through 1983. Mr. Besbeck holds a B.S. in Finance from California State University, Long Beach.

César M. García has been a Director since November 2003 and Chairman of the Board since November 2007. He joined IRIS in January 2002 as our Executive Vice President and was appointed President in June 2003 and Chief Executive Officer in November 2003. Mr. Garcia has over 30 years of experience in design, manufacturing and commercialization of medical devices. From 1998 through 2001, Mr. Garcia was Sr. Vice President, Operations and Program Management for Cytometrics Inc., an early stage manufacturer of non-invasive, photonics-based medical devices. From 1994 to 1998, he was Vice President of Operations and Engineering at Datascope Corp., manufacturer of medical devices for interventional cardiology, anesthesiology and critical care monitoring. From 1974 to 1994, Mr. García worked with Bayer Diagnostics (now Siemens Healthcare Diagnostics) assuming positions of increased responsibility including General Manager of Technicon Electronics Corp., a subsidiary of Bayer USA and Director of Worldwide Hematology Manufacturing and Cellular Diagnostics Research and Development. Mr. García earned his B.S. in Industrial Engineering (Cum Laude) at the University of Puerto Rico and received an Advanced Management Certificate from Pace University.

Michael D. Matte has served as a director since January 2004. Mr. Matte currently is Executive Vice President and Chief Financial Officer of Quepasa Corporation (NASDAQ: QPSA), the owner of QuePasa.com, one of the world’s largest bi-cultural, Latino online communities, a position he has held since October 2007. Mr. Matte served on the board of directors of QuePasa Corporation from July 2006 until October 2007. From 2001 to January 2006, Mr. Matte served as Cyberguard Corporation’s Chief Financial Officer, which company was sold in January 2006. From 1981 to 1992, Mr. Matte was employed by Price Waterhouse as a senior audit manager. From 1992 to 1998, he served as Chief Financial Officer for InTime Systems International, and from 1998 to 2001, he served as Chief Financial Officer for AmeriJet International. Mr. Matte is a Certified Public Accountant and holds a B.S. in Accounting from Florida State University.

Richard G. Nadeau, Ph.D has served as a director since January 1999. He is Founder and Chairman of Vistair Ventures, a company he founded in 1984 that funds small businesses during their seed phase primarily in the high technology fields. Concurrently, Dr. Nadeau held senior positions with various IVD equipment companies, including Chairman and Chief Executive Officer of Cytometrics, Inc., and President and Chief Executive Officer of EM Diagnostic Systems, Inc. Prior to that, he held senior level positions with Technicon Instrument Corporation, including President of their North America Group and Chief Technical Officer. Prior to joining Technicon in 1980, he was President of Ortho Diagnostics, Inc., a subsidiary of Johnson & Johnson, Inc., and Worldwide Marketing Manager for the Automatic Clinical Analysis Division of E.I. DuPont de Nemours & Co. Dr. Nadeau is a former President of the National Committee for Clinical Laboratory Standards (NCCLS) and former Board Member of the European Committee for Clinical Laboratory Standards. Dr. Nadeau is a Fellow in the National Academy of Clinical Biochemistry. He earned his Ph.D. in Biochemistry at West Virginia University.

Stephen E. Wasserman has served as a director since April 2006. Mr. Wasserman is currently President of Wasserman & Assoc., a consulting firm. From 1997 to 2006, Mr. Wasserman was Group Vice President – Diagnostic Systems Products of Olympus America Inc., subsidiary of Tokyo-based Olympus Corporation. .Prior to Olympus, from 1994 to 1997, Mr. Wasserman was Chief Financial Officer of Datascope Corp. and President, Patient Monitoring Division, a Montvale, New Jersey based manufacturer and distributor of medical devices. From 1989 to 1993, he served as Vice President of NY Blood Center, Inc., and General Manager of its Melville Biologics, Inc. division, a manufacturer of biopharmaceutical products. From 1981 to 1989, Mr. Wasserman held senior management positions with Technicon Instruments Corp. (now part of Siemens Healthcare Diagnostics) in Tarrytown, N.Y., Mr. Wasserman is a Certified Public Accountant and received a BBA from City College of New York, Baruch School of Business.

Richard H. Williams has served as a director since June 2003, served as Chairman of the Board from March 2004 to November 2007 and was appointed Lead Director in November 2007. Mr. Williams, an experienced businessman and entrepreneur, has served as a consultant to emerging growth companies since 1980. In 1994, Mr. Williams became a director and helped structure, finance and take public InTime Systems International, a Nasdaq listed software company, selling human resource payroll products to Fortune 1000 companies. The company was sold to Aris Corporation in July 1998. In 1988, Mr. Williams was appointed Chairman and Chief Executive Officer of Restor Industries, a telecommunications service company that he acquired with a group of investors. After several acquisitions, Restor went public and later divested. Previously, he was Chairman or Chief Executive Officer of several private companies, including an oil and gas exploration company and a telecommunications engineering service company. From 1970 to 1980, he was Vice President of a $100 million consumer product division of Pfizer Inc. Mr. Williams holds a B.S. in Business and Finance from New York University.

Other Executive Officers

Peter L. Donato joined IRIS in August 2007 as our Chief Financial Officer and presently is our Corporate Secretary. Prior to joining IRIS Mr. Donato served as Vice President and Chief Financial Officer for GammaMedica-Ideas, Inc., an early stage manufacturer of medical imaging equipment. From 2003 to 2006, he was Vice President of Finance for the cardiology division of Accellent, Inc., a manufacturer of medical devices for interventional cardiology applications. From 2001 to 2003, Mr. Donato worked for the Scotts-Miracle Gro Company in various divisional controllership roles. From 1994-2000, Mr. Donato assumed positions of increasing financial responsibility in the automotive industry with both General Motors and Honda after beginning his career in public accounting with Ernst and Young. Mr. Donato earned a B.S.B.A. in Accounting at The Ohio State University and a Masters in Business Administration from the University of Akron (Ohio). Mr. Donato is a Certified Public Accountant.

Thomas E. Warekois joined IRIS in March 2007 as our Corporate Vice President and President of the Iris Diagnostics Business Unit. Prior to joining IRIS, Mr. Warekois spent 27 years with the Bayer HealthCare Diagnostics Division (now Siemens Healthcare Diagnostics), based in Tarrytown, N.Y. During his tenure, Mr. Warekois held several senior executive positions including Vice President of the Lab Testing Segment, Marketing and General Manager of Bayer Diagnostics in the Middle East, Eastern Europe and Africa. He also served as Vice President of Hematology Marketing. Mr. Warekois earned a Bachelor’s degree in biology from Hartwick College in Oneonta, N.Y and a Master’s degree in Business Administration from Pace University, New York.

John U. Yi joined IRIS in September 2003 as Vice President of Diagnostics Manufacturing and was promoted to Corporate Vice President of Operations in October 2005. Mr. Yi oversees all manufacturing operations, facilities and Continuing Systems Engineering for the Corporation. Prior to joining IRIS, Mr. Yi held the position of Vice President of Operations with Alcatel Corporation (formerly Xylan) from 1996 through 2002. Prior to him joining Alcatel, he worked for 14 years in the computer and telecommunications industries, where he held middle and senior management positions in manufacturing, supply chain management and program management in companies such as Micropolis, Seagate and TeleVideo. Mr. Yi holds a Bachelor’s degree in Business Administration—Accounting from California State University in Hayward, California.

Robert A. Mello joined IRIS in April 2000 as our Corporate Vice President and President of the IRIS Sample Processing division. Mr. Mello has 34 years of experience in medical device manufacturing, service, marketing and engineering. Prior to joining Iris, from 1988 to April 2000, Mr. Mello was an operations executive with bioMerieux, which designs, manufactures and markets medical instruments and consumables for immunodiagnostic and microbiology laboratories worldwide. Among other positions with bioMerieux, he was Vice President of Operations at their Boston Immunodiagnostics facility and Vice President of Disposables Manufacturing - Clinical Microbiology. Prior to joining bioMerieux, Mr. Mello held senior management positions at Medical & Scientific Designs, an in-vitro diagnostics company where he was on the founding team in 1983 and Ortho Diagnostics Inc., a division of Johnson & Johnson. Mr. Mello holds degrees in both Electrical Engineering and Business Management.

The Board and Board Committees

Board of Directors. A majority of our Board of Directors is comprised of “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Global Market (NASDAQ). During 2007, our Board of Directors determined that each of Richard H. Williams, Steven M. Besbeck, Michael D. Matte, Richard G. Nadeau, Ph.D. and Stephen E. Wasserman were independent. Neither Mr. García nor Dr. Adams qualify as independent because they are IRIS employees.

In making its determination, our Board of Directors considered the objective tests and the subjective tests for determining who is an “independent director” under the NASDAQ rules. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing independence under the subjective test, our Board of Directors took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by NASDAQ rules, our Board of Directors made a subjective determination as to each independent director that no relationships exists which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making its independence determinations, our Board of Directors considered transactions occurring since the beginning of 2005 between IRIS and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to us and a person or entity with a known connection to a director are presented to the Board for consideration. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the following transactions.

Stephen Wasserman provided financial and management consulting services to IRIS in the fourth quarter of 2006. During 2006, we paid Mr. Wasserman an aggregate of $57,500 for these services. Mr. Wasserman is no longer providing consulting services to the company.

The Board of Directors held 13 general meetings during fiscal 2007. The Board of Directors also acted on four occasions by unanimous written consent during fiscal 2007. Each current director attended at least 75% of all the meetings of the Board of Directors and those committees on which he served in fiscal 2007. While we have not established a policy with respect to members of the Board of Directors attending annual meetings, directors are generally in attendance at the annual meeting of stockholders. The Board of Directors established the position of Lead Director in November 2007, and regularly maintains an audit and corporate governance committee and a compensation and nominating committee, and establishes special committees from time to time to perform specifically delegated functions.

Lead Director. Under the terms of our Corporate Governance Guidelines, our Board of Directors has a Lead Director. Our Lead Director currently is Richard H. Williams. The Lead Director, in collaboration with our Chairman, is responsible for preparing a list of annual performance objectives for our Board of Directors and supervising performance evaluations of our Board of Directors and its standing committees. The Lead Director facilitates our Chief Executive Officer’s performance evaluation and goal setting process with the “independent” directors. Further, the Lead Director collaborates with the Compensation and Nominating Committee to determine our Chief Executive Officer’s compensation levels and review Chief Executive Officer succession planning. The Lead Director, in collaboration with our Chairman and the Compensation and Nominating Committee, also is responsible for making recommendations to our Chairman regarding committee members and the chairs of our standing committees. Finally, the Lead Director is responsible for ensuring direct communication with our Board of Directors when and if requested by major stockholders and for promoting open communication among all members of our Board of Directors.

Audit and Corporate Governance Committee. Our Board of Directors maintains a standing Audit and Corporate Governance Committee. The Audit and Corporate Governance Committee currently consists of Steven Besbeck, Michael Matte and Richard H. Williams, all of whom qualify as “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Global Market, or NASDAQ. During 2007, Mr. Besbeck chaired this committee. Our Board of Directors has determined that each of Steven Besbeck and Michael Matte is an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K. Our Board of Directors also has determined that each Audit and Corporate Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Audit and Corporate Committee. The Audit and Corporate Committee reviews the scope and results of quarterly audit reviews and the year-end audit with management and the independent auditors, reviews and discusses the adequacy of our internal controls and recommends to our Board of Directors selection of independent auditors for the coming year. Our Board of Directors has adopted a written charter for the Audit and Corporate Committee.

The Audit and Corporate Governance Committee also reviews and makes recommendations regarding the functioning of our Board of Directors as an entity, recommends corporate governance principles applicable to IRIS and assists the Board of Directors in its reviews of the performance of our Board of Directors and each of its committees. The Audit and Corporate Governance Committee held five meetings and also acted by acted on one occasion by written consent during fiscal 2007.

Compensation and Nominating Committee. The Compensation and Nominating Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of directors and executive officers and administering our equity compensation plans. During 2007, Dr. Richard G. Nadeau, Michael D. Matte, Stephen E. Wasserman and Richard H. Williams served on the Compensation and Nominating Committee. During 2007, Dr. Nadeau chaired the Compensation and Nominating Committee. In connection with its deliberations, the Compensation and Nominating Committee seeks the views of our Chief Executive Officer with respect to appropriate compensation levels of the other officers and periodically recruits compensation experts to provide independent advice regarding market trends and other competitive considerations. For further discussion of the role of the Compensation and Nominating Committee in determining executive compensation, see the discussion in “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

The Compensation and Nominating Committee also is responsible for considering and approving nominations for candidates for director, including determining the appropriate qualifications and experience required of such candidates, and related matters. The members of the Compensation and Nominating Committee are all independent directors within the meaning of the applicable NASDAQ rules. The Compensation and Nominating Committee operates pursuant to a written charter. Our Compensation and Nominating Committee held four meetings and acted on two occasions by written consent during fiscal 2007.

In carrying out its function to nominate candidates for election to our Board of Directors, the Compensation and Nominating Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. Our Compensation and Nominating Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully our Board of Director activities, including attendance at, and active participation in, meetings of our Board of Directors, and not have other personal or professional commitments that would, in our Compensation and Nominating Committee’s judgment, interfere with or limit such candidate’s ability to do so. Our Compensation and Nominating Committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board of Directors.

In evaluating candidates for certain positions on our Board of Directors, our Compensation and Nominating Committee evaluates additional criteria, including the following: financial or accounting expertise, industry expertise, accomplishment in designing, marketing, manufacturing and distributing medical instruments and other experience relevant to the medical industry and public companies of a size comparable to IRIS; and experience in investment banking, commercial lending or other financing activities. Our Compensation and Nominating Committee also considers previous performance of candidates that are or have been members of our Board of Directors.

Our Compensation and Nominating Committee’s methods for identifying candidates for election to our Board of Directors (other than those proposed by our stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources including our executives; individuals personally known to the members of our Board of Directors and other research. Our Compensation and Nominating Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.

Any of our stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. Stockholders who desire the Compensation and Nominating Committee to consider a candidate for nomination as a director at the 2009 annual meeting must submit advance notice of the nomination to our Compensation and Nominating Committee a reasonable time prior to the mailing date of the proxy statement for the 2009 annual meeting. The recommendation should be addressed to our Corporate Secretary.

A stockholder’s notice of a proposed nomination for director to be made at an annual meeting must include the following information:

•	the name and address of the stockholder proposing to make the nomination and of the person or persons to be nominated;

•

a representation that the holder is a stockholder entitled to vote his or her shares at the annual meeting and intends to vote his or her shares in person or by proxy for the person or persons nominated in the notice;

•	a description of all arrangements or understandings between the stockholder(s) supporting the nomination and each nominee;

•	any other information concerning the proposed nominee(s) that we would be required to include in the proxy statement if our Board of Directors made the nomination; and

•	the consent of the nominee(s) to serve as director if elected.

Director Compensation

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. We do not pay management directors for Board service in addition to their regular employee compensation. The Compensation and Nominating Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. Our Board of Directors reviews the Compensation and Nominating Committee’s recommendations and determines the amount and type of director compensation. The Compensation and Nominating Committee can engage the services of outside advisors, experts, and others to assist the committee in determining director compensation.

During 2005, the Compensation and Nominating Committee engaged Buck’s Consultants, a compensation consulting firm to evaluate and make recommendations about our director compensation programs. The consulting firm’s recommendations were implemented by us effective in 2006 and continued to apply in 2007. The director compensation levels for 2007 were as follows:

•	annual retainer of $42,000;

•	non-executive board chairman - additional fee of $42,000;

•	committee chairpersons- additional fees of $12,000 for the Audit and Corporate Governance Committee and $6,000 for the Compensation and Nominating Committee;

•	travel stipend of $1,250 per day, for travel more than four hours, when attending board and committee meetings, or any other board business; and

•

annual equity compensation of $75,000, in the form of non-qualified stock options with a term of ten years, which equity vests in equal quarterly installments over a one year period, which equity awards would be made immediately following the Annual Meeting.

In 2007, each stock option award was made pursuant to the 2007 Stock Incentive Plan and has an exercise price of $16.44 per share, has a term of five years and vests over one year in equal quarterly installments with the first installment vesting on September 30, 2007.

The following table details the total compensation earned by our non-employee directors in 2007.

Director Summary Compensation

Director	Fees Earned or Paid in Cash		Option Awards(1)	All other Compensation(5)	Total
Steven M. Besbeck (2)	$51,000		$35,989	2,500	$89,489
Michael D. Matte	$39,000		$35,989	$14,000	$88,989
Richard G. Nadeau, Ph.D. (3)	$45,000		$35,989	$18,500	$99,489
Stephen E. Wasserman	$74,000	(4)	$35,989	$9,500	$119,489
Richard H. Williams (6)	$78,000		$35,989	$10,250	$124,239

(1)	These amounts represent the dollar value recognized for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these option awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008.
(2)	Mr. Besbeck served as Chairman of the Audit and Corporate Governance Committee during 2007.
(3)	Dr. Nadeau served as Chairman of the Compensation and Nominating Committee during 2007.
(4)	This amount includes consulting fees in the amount $35,000 which were paid in 2007 for services rendered during December, 2006.
(5)	The amount reflects travel stipend of $1,250 per day, for travel more than four hours, when attending board and committee meetings as follows: (Mr. Williams – 9 days), (Mr. Matte – 12 days), (Dr. Nadeau – 16 days) and (Mr. Wasserman – 8 days).
(6)	During 2007, Mr. Williams served as Chairman of our Board of Directors until November 2007, and then as Lead Director for the remainder of the year.

In February 2008, we engaged the services of Pearl Meyer & Partners, LLC, or PM&P, an executive compensation consulting firm, to provide guidance to us with respect to the compensation of our Board of Directors. PM&P compared the compensation of our Board of Directors relative to a custom peer group of publicly traded companies. The peer group selection criteria consisted of:

•	availability of information;

•	relevant industry group (medical device products/healthcare and scientific/technical equipment)

•	equivalent number of employees, 12 month trailing revenue, 12 month trailing net income, market capitalization and one and three year total stockholder return; and

•	similar business strategy and market profile.

Based on this criteria, PM&P selected the following eleven peer group companies:

Abaxis, Inc.	Natus Medical, Inc.
Aspect Medical Systems, Inc.	OraSure Technologies, Inc.
HealthTronics, Inc.	Possis Medical, Inc.
Immucor, Inc.	Quidel Corp.
Kensey Nash Corp.	Spectranetics Corp.
Luminex Corp.

In addition, PM&P augmented its proxy information survey with preliminary data from the 2007/2008 National Association of Corporate Directors Director Compensation Report. Based on the analysis of the data described above, PM&P concluded that our Board of Directors’ cash compensation was between the market consensus 60th and 75th percentiles and total compensation was below the 50th percentile, and recommended that we increase director compensation over 2007 levels.

Based in part on the work of PM&P, our Compensation and Nominating Committee recommended to our full Board of Directors an increase in director compensation. Our Board of Directors followed the recommendation of the Compensation and Nominating Committee and modified the compensation for directors, effective March 1, 2008, as follows:

•	annual retainer of $42,000;

•	lead director - additional fee of $20,000;

•	committee chairpersons - additional fees of $8,000 for the Audit and Corporate Governance Committee and $4,500 for the Compensation and Nominating Committee;

•	committee membership - additional fees of $10,500 for the Audit and Corporate Governance Committee and $4,500 for the Compensation and Nominating Committee;

•	travel stipend of $1,250 per day, for travel more than four hours, when attending board and committee meetings; and

•

annual equity compensation of $100,000, 25% in the form of restricted stock and 75% in the form of non-qualified stock options with a term of 10 years, which equity vests in equal quarterly installments over a one year period, which equity awards would be made immediately following the Annual Meeting.

Compensation Committee Interlocks and Insider Participation.

During 2007, Richard H. Williams, Michael D. Matte, Richard G. Nadeau and Stephen E. Wasserman served on the Compensation and Nominating Committee. None of these Committee members were officers or employees of IRIS during 2007, and while serving on the Committee were independent directors pursuant to applicable NASDAQ rules. During 2007, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation and Nominating Committee or Board of Directors.

Code of Ethics

We have adopted a Code of Ethical Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to our other employees and directors generally. A copy of our Code of Ethical Conduct will be made available to any person without charge upon written request to the Corporate Secretary of IRIS, at our principal executive offices, 9172 Eton Avenue Chatsworth, California 91311.

Section 16(A) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and officers and our significant stockholders (defined by statute as stockholders beneficially owning more than 10% of our common stock) are required to file with the Securities and Exchange Commission and IRIS reports of ownership, and changes in ownership, of common stock. Based solely on a review of the reports received by us, we believe that, during the year ended December 31, 2007, all of our officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a), except one Statement of Changes in Beneficial Ownership on Form 4, reporting one transaction, was filed late by Richard H. Williams relating to the gift of shares of our common stock; one Statement of Changes in Beneficial Ownership on Form 4, reporting one transaction, was filed late by John H. Yi relating to a restricted stock award.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy on Executive Compensation

IRIS International’s business vision is built around our desire to hire and retain the most talented executives and employees in the industry. We believe that a strong management team is necessary to realize our operating goals of achieving significant market share by delivering the best products and service in our industry at competitive prices in a positive and rewarding working environment for our employees.

We strive to exceed our customers’ expectations through exceptional service at every point of contact and through products and services that deliver what clients care about the most. In order to achieve these goals, we must attract, retain and properly motivate exceptional executives.

Our executive compensation program is designed to:

•	motivate and retain executive officers,

•	award the achievement of short-term and long-term performance goals,

•	establish an appropriate relationship between executive pay and short-term and long-term performance, and

•	align executive officers’ interests with those of the our stockholders.

We attempt to achieve these objectives by offering a compensation program comprised of base salary, annual cash incentive awards, and equity-based compensation.

Determining Executive Compensation

The Compensation and Nominating Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers. The Compensation and Nominating Committee has adopted a general approach of compensating executives with cash salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies. To reward executives for their contributions to the achievement of company-wide performance goals, incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive’s base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. In addition, to align our executives’ compensation with our business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives.

The Compensation and Nominating Committee also considers the compensation levels of executive officers at other publicly traded and private companies. The Compensation and Nominating Committee has collected information regarding compensation levels at other companies over the last several years from a variety of sources, including proxy statements and compensation reports and surveys published or prepared by compensation consulting firms. Using this information, the Compensation and Nominating Committee generally establishes compensation levels (including salary, cash bonus and equity-based compensation) comparable to the median compensation levels of their counterparts at comparable companies.

The Chief Executive Officer makes compensation recommendations for named executive officers (other than the Chief Executive Officer) and other senior executives. He actively participates in the annual executive compensation assessment (other than for the CEO position). In developing his recommendations, the CEO takes into account a number of factors, including individual contribution level, current compensation relative to market, past awards, compensation level relative to internal peer positions, and internal compensation expense budgets. The Chief Executive Officer does not meet with the executive compensation consultant and he does not attend executive sessions of the Board or meetings the where his own compensation is being determined.

The independent directors of the Board conduct a formal performance review of the Chief Executive Officer, which includes an assessment of financial and non financial accomplishments. These factors are weighted differently from year to year depending on the company’s priorities. The results of this comprehensive assessment are used by the independent directors to determine compensation awards for the Chief Executive Officer.

Our Compensation and Nominating Committee has delegated to the Chief Executive Officer, authority to grant equity-based awards under our stock incentive plans to persons other than directors, executive officers, and other persons covered under Section 16 of the Securities Exchange Act of 1934, for select use with new hires, promotions, and other personnel matters.

Should a restatement of earnings occur upon which incentive compensation awards were based, the Compensation Committee has the discretion to take necessary actions to protect the interests of stockholders, including actions to recover such awards.

During 2005, the Compensation and Nominating Committee engaged Bucks Consultants, a compensation consulting firm, to evaluate and make recommendations about our director and employee compensation programs. The consulting firm’s recommendations were implemented by us for 2006 and continued to apply in 2007, which included:

•	Adjusting executive compensation based on current market conditions, and

•	Implementing a management incentive bonus plan to provide for both short-term and long term compensation.

In February 2008, we engaged the services of Pearl Meyer & Partners, LLC, or PM&P, an executive compensation consulting firm, to provide guidance to us with respect to the total compensation of our Chief Executive Officer. PM&P compared the compensation of our Chief Executive Officer to a peer group of publicly traded companies. The peer group selection criteria used by PM&P consisted of: equivalent revenue, net income, number of employees and market capitalization; and similar business strategy and market profile. Based on this criteria, PM&P selected the following twelve peer group companies:

Abaxis, Inc.	Natus Medical, Inc.
Aspect Medical Systems, Inc.	OraSure Technologies, Inc.
HealthTronics, Inc.	Palomar Technologies, Inc.
Immucor, Inc.	Possis Medical, Inc.
Kensey Nash Corp.	Quidel Corp.
Luminex Corp.	Spectranetics Corp.

In addition, PM&P augmented its proxy information survey with proprietary resources and compensation surveys. The consultants benchmarked our Chief Executive Officer compensation against our peer group companies and analyzed both his total direct compensation and long-term incentive compensation.

The Compensation and Nominating Committee believes the proxy and survey data analyses conducting by our compensation consulting firm provide meaningful data to determine the competitive pay for our executive officers. When making decisions, the Compensation and Nominating Committee considers its compensation philosophy, the annual review of competitive data, information showing all elements of compensation, analysis provided by the external consultants, our operating performance, and internal equity assessments. The Compensation and Nominating Committee also weighs the effect of changes to one component on other components.

The Compensation and Nominating Committee concluded from its evaluation of the information provided by the compensation consultants, and other factors, that the total compensation of our Chief Executive Officer for 2007 had fallen below the 25th percentile of the comparable company data, with most of the short-fall in long term compensation. As a consequence, commencing in 2008, Chief Executive Officer salary was increased from $375,000 per year to $410,000 per year, a 9% increase, and target long-term compensation was re-set to a target of $925,000, payable based on performance.

Compensation Elements

Our compensation package for executive officers consists of base salary, annual cash incentive (bonus) awards, and long-term equity-based compensation. The executive officers are also eligible to participate in all of our employee benefit plans.

Base Salaries. Base salaries are initially determined based on average base salaries paid at comparable companies for similarly situated executives, and then adjusted based on an assessment of individual performance and contributions. For executive officers, base salaries often are the subject of extensive negotiation with the individual executive, and the amount ultimately agreed upon depends on many factors, including competition for the executive’s services.

Management Incentive Bonus Plan. We have a Management Incentive Bonus Plan, or MIBP, to reward participants with a combination of short-term and long-term compensation awards. The short-term awards are primarily comprised of cash bonuses, whereas the long-term awards are comprised of a combination of restricted stock awards and stock option grants. The awards reflect the executives’ contribution to the achievement of company-wide performance goals and individual performance goals. All of our executive officers participate in the MIBP. MIBP payouts are established at a level designed to ensure that when such payouts are added to a participant’s base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. Awards are generally made only to MIBP participants when their division, or the company as a whole, exceeds budgeted operating income goals and meet pre-set strategic objectives, both of which are determined by our Board of Directors no later than the first quarter of the applicable fiscal year. Executives that join IRIS in the middle of a fiscal year typically are entitled to a pro-rated bonus based on the portion of the year they were with us. Additionally, certain executives may be awarded bonuses based on attaining personal objectives set by our Board of Directors or our Chief Executive Officer. Accordingly, although the MIBP is utilized, the ultimate incentive awards are at the discretion of the Compensation and Nominating Committee and our Board of Directors. The MIBP short-term awards are normally paid in cash, but at the discretion of the Compensation and Nominating Committee and our Board of Directors, such awards may be paid in stock options and restricted stock.

Long-term compensation awards include a combination of options and restricted stock based on predetermined award levels. The number of options and restricted shares is determined based on values assigned to each respective award. The stock-based grants are valued in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, “Share-Based Compensation” or FAS 123R. The relative split between options and restricted shares is determined by the Compensation and Nominating Committee. For 2007, the value of long-term compensation awards to executive officers was paid 75% in stock options and 25% in restricted stock.

Restricted Stock Grants. As part of the MIBP, we award restricted shares of our common stock to provide employees with an opportunity to share with the stockholders in our long-term performance. The Compensation and Nominating Committee generally grants restricted stock annually to executive officers as well as certain other employees. Awards are also made to certain executives upon commencement of employment and, occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Restricted stock awards have a four-year vesting, 25% after one year from date of award and then 6 1/4% quarterly thereafter. The Compensation and Nominating Committee has established general guidelines for determining the size of periodic restricted stock awards based upon several factors, including company and divisional performance, the salary and performance of the recipient and the market price of the common stock at the time of grant. The size of the awards is targeted at competitive levels.

Stock Option Awards. As part of the MIBP, we also award stock options to provide employees with an opportunity to share with the stockholders in our long-term performance. The Compensation and Nominating Committee generally grants stock options on a periodic basis to all eligible employees. Grants are also made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Stock options generally have a four-year vesting schedule and expire five years from the date of grant. Currently, the exercise price is based on the closing price of our common stock on the date the award is approved. The Compensation and Nominating Committee has established general guidelines for determining the size of periodic stock option grants based upon several factors, including company and divisional performance, the salary and performance of the recipient and the market price of the common stock at the time of grant.

2007 Stock Incentive Plan. In June 2007, our Board of Directors adopted the 2007 Stock Incentive Plan, or SIP. Under the terms of the SIP, we are authorized to grant equity based awards in the form of stock options, restricted common stock, restricted stock units, stock appreciation rights and other stock-based awards to employees. The SIP is the primary plan pursuant to which equity awards are made to our executive officers, including awards made pursuant to the MIBP as described elsewhere in this proxy statement.

Employee Stock Purchase Program. During 2007, we maintained and have since discontinued a stock purchase plan that permitted all employees to purchase shares of common stock at a discount of 15% from the then-current market price. Employees were able to invest up to 15% of their total compensation and were required to hold the shares for one year. If the employee resigned from the company or if we terminated the employee’s employment for cause during the holding period, we had the right to repurchase the shares at the employee’s original purchase price. Our right to repurchase the shares would automatically terminate early under certain circumstances such as upon a sale of the company.

Report of Compensation Committee

The Compensation and Nominating Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the our stock option and stock purchase plans. The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and based on such review and discussion has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in IRIS’ 2007 Annual Report on Form 10-K and in this proxy statement.

Compensation and Nominating Committee

Richard G. Nadeau (Chairman)

Richard H. Williams

Michael D. Matte

Stephen E. Wasserman

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to each person serving as Chief Executive Officer and Chief Financial Officer during 2007, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of 2007 whose compensation exceeded $100,000 (referred to as named executive officers), information concerning all compensation paid for services to us in all capacities for 2007.

Name and Principal Positions	Year	Salary	Non-equity Incentive Plan Compensation(1)	Stock Awards(2)	Option Awards(2)	All Other Compensation(3)		Total
Ceśar M. García	2007	$374,582	$155,975	$67,928	$200,444	$15,347	(4)	$814,276
President and Chief Executive Officer	2006	$373,449	$84,375	$40,659	$119,151	$18,600		$636,234

Peter L. Donato (5) Corporate Vice President and Chief Financial Officer	2007	$95,854	$29,367	$10,436	$37,550	—		$173,207

Veronica O. Tarrant (6)	2007	$195,761	—	$25,969	$28,817	—		$250,015
Interim Chief Financial Officer, Vice President, Finance and Corporate Controller	2006	$44,012	$12,500	$7,938	$6,666	—		$71,116

Thomas E. Warekois (7) Corporate Vice President and President, Diagnostics Business Unit	2007	$241,458	$52,850	$24,782	$74,344	$111,606	(8)	$505,040

Robert A. Mello	2007	$224,826	$54,000	$24,756	$73,240	—		$376,822
Corporate Vice President and President, Iris Sample Processing	2006	$209,980	$52,920	$12,546	$36,769	—		$312,215

John U. Yi	2007	$216,277	$50,750	$23,913	$70,843	—		$361,783
Corporate Vice President, Operations	2006	$194,106	$25,650	$10,999	$32,236	$10,644	(9)	$273,635

(1)	These amounts represent the cash bonus paid to the named executive officers as part of the MIBP.
(2)	These amounts represent the dollar value recognized for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in the applicable year were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, “Share-Based Compensation” (“FAS 123R”). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table of this Report. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC on March 14, 2008.
(3)	These amounts represent the aggregate incremental cost to us with respect to the perquisites and other personal benefits provided to the named executive officer in the applicable year.
(4)	The amount includes (i) for 2007, a car allowance of $8,597, a 401(k) plan matching contribution of $4,500 and life insurance premiums of $2,250, and (ii) for 2006, a car allowance of $6,000, a 401(k) plan matching contribution of $4,400, life insurance premiums of $1,457, and an Employee Stock Purchase Plan benefit of $6,743, representing the dollar value of the difference between the price paid for common stock purchased under the plan and the fair market value of the shares on the date of purchase.
(5)	Mr. Donato succeeded Ms. Tarrant as Chief Financial Officer on August 6, 2007.
(6)	Ms. Tarrant was appointed Interim Chief Financial Officer effective November 7, 2006, and served in that capacity until August 6, 2007. Previously, Ms. Tarrant served as the our Vice President of Finance.

(7)	Mr. Warekois was appointed Corporate Vice President, and President, Diagnostics Business Unit effective March 5, 2007.
(8)	The amount includes $110,406 in reimbursed relocation expenses and life insurance premiums of $1,200.
(9)	The amount includes a 401(k) plan matching contribution of $4,500 and life insurance premiums of $1,246.

During 2006 and 2007, the named executive officers received cash bonuses, stock option and restricted stock awards under the MIBP. For 2006, awards granted under the MIBP were lower than the target amounts fixed by the Compensation and Nominating Committee at the beginning of 2006. Although based on their individual performance objectives, most of the named executive officers qualified for higher MIBP awards, but we could not reserve enough funds to pay full awards because IRIS did not achieve its financial goals of revenues and operating income. Accordingly, the awards for 2006 as determined by the Compensation and Nominating Committee and the Board of Directors were as follows: Mr. García received 45% of his targeted cash award and 50% of his targeted stock and options awards; Mr. Yi received 45% of his targeted cash award and 80% of his targeted stock and options awards; whereas Mr. Mello received 84% of his targeted cash award and 80% of his targeted stock and options awards. With respect to Mr. Mello who is the president of the Company’s Sample Processing division, his awards were higher because his division exceeded its financial goals for 2006. Ms. Tarrant received partial year awards, since her employment commenced in October 2006.

Management’s performance relative to pre-determined targets improved during 2007 relative to 2006, as management achieved 95% of its net income target and most of its strategic objectives for the year. Although based on their individual and corporate performance objectives most of the named executive officers qualified for higher MIBP awards but we could not reserve enough funds to pay full awards. The awards for 2007 as determined by the Compensation and Nominating Committee were as follows: Mr. García received 83% of his targeted cash award and 83% of his targeted stock and options awards (determined prior to the 2008 increase in his long-term compensation targets); Mr. Yi received 80% of his targeted cash award and 70% of his targeted stock and options awards; and Mr. Mello received 80% of his targeted cash award and 70% of his targeted stock options awards. Messrs. Donato and Warekois commenced service with IRIS during 2007, and their cash and equity awards were pro-rated for the portion of the year during which each was employed with IRIS. Mr. Warekois received a pro-rated 58% of his targeted cash award and 70% of his targeted stock and options awards; and Mr. Donato received a pro-rated 33% of his targeted cash award and 50% of his targeted stock and options awards.

Grants of Plan-Based Awards in Fiscal 2007

The following table provides information about equity-awards granted to each named executive officer that received awards in 2007 under the our Amended and Restated 1998 Stock Incentive Plan and 2007 Stock Incentive Plan, which are the only plans pursuant to which awards were granted in 2007.

Name	Grant Date(1)	Approval Date(1)	All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Market Price on Grant Date(4)	Grant Date Fair Value of Stock and Option Awards(5)
Peter L. Donato	08/06/07	08/06/07	—	69,188	$15.58	$15.58	$374,999
	08/06/07	08/06/07	6,652	—	—	—	$103,638

Ceśar M. García	03/15/07	03/1/07	—	80,645	$11.94	$12.62	$299,999
	03/15/07	03/1/07	8,375	—	—	—	$99,998

Robert A. Mello	03/15/07	03/1/07	—	40,323	$11.94	$12.62	$150,002
	03/15/07	03/1/07	4,188	—	—	—	$50,005

Veronica O. Tarrant	03/15/07	03/1/07	—	4,267	$11.94	$12.62	$15,873
	03/15/07	03/1/07	1,330	—	—	—	$15,880

Thomas E. Warekois	03/15/07	03/1/07	—	100,806	$11.94	$12.62	$374,998
	03/15/07	03/1/07	10,469	—	—	—	$125,000

John U. Yi	03/15/07	03/1/07	—	44,345	$11.94	$12.62	$164,963
	03/15/07	03/1/07	4,605	—	—	—	$54,984

(1)	The grant date of an option award is the date that the compensation committee fixes as the date the recipient is entitled to receive the award. The approval date is the date that the compensation committee approves the award.
(2)

Represents the number of restricted stock awards granted in 2007 to the named executive officers. These awards vest over a four year period, 25% on the first anniversary of the Grant Date, and 6 1/4% per quarter thereafter.

(3)

Represents the number of stock options awards granted in 2007 to the named executive officers. These awards vest over a four year period, 25% on the first anniversary of the Grant Date, and 6 1/4% per quarter thereafter.

(4)	The exercise price of the options granted to Mr. Donato on August 6, 2007 is the market price on the grant date. The exercise price for options granted on March 15, 2007 was based on the average closing price of IRIS’ common stock for the ten trading days immediately following the approval date (the date the award was approved by our compensation and nominating committee), whereas the market price on the date of grant is the closing price of our common stock on the grant date (the date the recipient was entitled to the award).
(5)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information with respect to stock option and restricted stock awards held by each of the named executive officers as of December 31, 2007.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
		Exercisable(#)	Unexercisable(#)(1)
Peter L. Donato
	08/06/07	—	69,188	$15.58	08/06/13	—	—
	08/06/07	—	—	—	—	6,652	$130,512
Ceśar M. García
	01/11/02	66,105	—	$2.60	01/11/12	—	—
	01/11/02	20,000	—	$2.60	01/11/12	—	—
	11/18/03	130,000	—	$4.34	11/18/08	—	—
	12/10/04	60,000	—	$8.58	12/10/09	—	—
	02/24/06	33,671	43,291	$22.95	02/24/11	—	—
	02/24/06	—	—	—	—	4,716	92,528
	03/15/07	—	80,645	$11.94	03/15/12	—	—
	03/15/07	—	—	—	—	8,375	164,318
Robert A. Mello
	04/18/00	50,000	—	$1.31	04/18/1	—	—
	12/15/03	30,000	—	$5.71	12/15/08	—	—
	12/15/03	10,000	—	$5.71	12/15/08	—	—
	12/10/04	26,500	—	$8.58	12/10/09	—	—
	02/24/06	10,391	13,359	$22.95	02/24/11	—	—
	02/24/06	—	—	—	—	1,455	28,551
	03/15/07	—	40,323	$11.94	03/15/12	—	—
	03/15/07	—	—	—	—	4,188	82,169
Veronica O. Tarrant
	09/25/06	8,480	18,657	$11.51	09/25/11	—	—
	09/25/06	—	—	—	—	7,586	148,835
	03/15/07	—	4,267	$11.94	03/15/12	—	—
	03/15/07	—	—	—	—	1,330	26,095
Thomas E. Warekois
	03/15/07	—	100,806	$11.94	03/15/12	—	—
	03/15/07	—	—	—	—	10,469	205,402
John U. Yi
	12/20/04	30,000	—	$21.94	12/20/09	—	—
	02/24/06	9,110	11,712	$22.95	02/24/11	—	—
	02/24/06	—	—	—	—	1,276	25,030
	03/15/07	—	44,345	$11.94	03/15/12	—	—
	03/15/07	—	—	—	—	4,605	90,350

(1)	These stock option awards vest 25% on the first anniversary of the date of grant and 6 1 /4% per quarter thereafter.
(2)	The market value of the restricted stock awards is based on the closing market price of our common stock as of December 31, 2007, which was $19.62 per share.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table provides information on stock option exercises and restricted stock award vesting for each of the named executive officers during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Mello	28,750	$424,488	1,132	$15,892
Veronica O. Tarrant	6,784	$50,744	3,448	$66,363
Cesar M. Garcia	—	—	3,668	$51,504
John U. Yi	—	—	922	$13,933

Employment Contracts, Termination of Employment and Change in Control Arrangements

We entered into an employment agreement dated November 17, 2003, with César García, our President and Chief Executive Officer. Pursuant to his employment agreement, Mr. García initially received a salary of $250,000 per year, which amount has been increased by our Board of Directors and currently is $410,000 per year. Upon execution of the employment agreement, Mr. García was granted a stock option to purchase 150,000 shares of the our common stock at an exercise price based on the then fair market value. The agreement provides for four weeks vacation and the use of a company automobile. The agreement also provides for 18 months’ severance if Mr. García is terminated without cause. On December 26, 2006 and October 31, 2007, Mr. García’s employment agreement was amended in order that any severance payments required under his employment agreement satisfy the relevant provisions of regulations issued under section 409A of the Internal Revenue Code.

We entered into an employment agreement dated March 1, 2007, with Thomas Warekois, our Corporate Vice President and President, Diagnostics Business Unit. Pursuant to his employment agreement, Mr. Warekois initially received a salary of $300,000 per year, which amount has been increased by our Board of Directors and currently is $315,000 per year. Upon execution of the employment agreement, Mr. Warekois was granted stock options to purchase 100,806 shares of the our common stock at an exercise price based on the then fair market value, and a restricted stock award of 10,469 shares of our common stock. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Warekois is terminated without cause, unless such termination without cause occurs three months prior to or twenty-four months following a change of control of IRIS, in which case Mr. Warekois is entitled to twenty-four months severance.

We entered into an employment agreement dated August 6, 2007, with Peter Donato, our Corporate Vice President and Chief Financial Officer. Pursuant to his employment agreement, Mr. Donato’s initially received a salary of $250,000 per year, which amount has been increased by our Board of Directors and currently is $267,500 per year. Upon execution of the employment agreement, Mr. Donato was granted stock options to purchase 69,188 shares of the our common stock at an exercise price based on the then fair market value, and a restricted stock award of 6,652 shares of our common stock. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Donato is terminated without cause.

We entered into an employment agreement dated October 31, 2007, with Robert Mello, our Corporate Vice President and President, IRIS Sample Processing. Pursuant to his employment agreement, Mr. Mello initially received a salary of $225,000 per year, which amount has been increased by our Board of Directors and currently is $236,250 per year. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Mello is terminated without cause.

We entered into an employment agreement dated October 31, 2007, with John Yi, our Corporate Vice President of Operations. Pursuant to his employment agreement, Mr. Yi initially received a salary of $210,000 per year, which amount has been increased by our Board of Directors and currently is $231,000 per year. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Yi is terminated without cause.

Potential Severance Payments

As described above, our employment agreements with Messrs. García’s, Donato, Warekois, Mello and Yi provide for severance benefits in the event that the executive’s employment is terminated under certain circumstances. The following table sets forth severance payments and benefits that we would have been obligated to pay to these executive officers assuming a triggering event had occurred under each of their respective agreements as of December 31, 2007:

Name	Cash Severance Payment ($)(1)	Total Severance Benefits ($)
Peter L. Donato	$250,000	$250,000
Ceśar M. García	$562,500	$562,500
Robert A. Mello	$225,000	$225,000
Thomas E. Warekois	$300,000	$300,000
John U. Yi	$210,000	$210,000

(1)	Represents 18 months for Mr. García, and 12 months for all other executives, of cash severance payments based on the executive’s salary at December 31, 2007 payable in a lump sum or periodic payments as provided in the executive’s employment agreement.

We have a policy that provides that our executive officers that don’t have employment agreements may receive nine to twelve months of severance payments should their employment with IRIS be terminated by us without cause.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2007 regarding equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders	1,819,192	$10.31	1,635,374

Equity compensation plans not approved by security holders	41,940	$10.50	—

Total	1,861,132	$10.35	1,635,374

Material Features of Equity Compensation Plans not Approved by Stockholders

Equity compensation plans not approved by security holders are summarized as follows:

During 2003, we issued inducement options to two individuals to purchase up to an aggregate of 290,000 shares of our common stock at an average exercise price of $2.51 per share, which stock options expire in January, 2008. At the time these options were granted, no additional shares were available for award under the l998 Stock Option Plan. At December 31, 2007, inducement options to purchase 16,000 shares of common stock remain outstanding.

During 2006, we acquired Leucadia Technologies, Inc. and, in connection with the acquisition, assumed deferred stock units originally issued by Leucadia. These deferred stock units gave the holders the right to receive an aggregate of 51,879 shares of our common stock. At December 31, 2007, 25,940 shares of common stock remain to be issued pursuant to these deferred stock units.

Certain Relationships and Related Party Transactions

Review and Approval of Related Person Transactions. Our policy and procedures for Related Party Transactions is contained in our Code of Business Conduct and Ethics under the caption “Conflicts of Interest”. The policy provides that each employee, including our executive officers, should avoid conflicts of interest with IRIS except under guidelines approved by our Board of Directors or a committee of our Board of Directors. A similar policy exists for our directors.

Reportable Related Person Transactions. Except as disclosed elsewhere in this proxy statement, since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds $120,000; and

•

in which any director, nominee for director named in this proxy statement, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

REPORT OF AUDIT AND CORPORATE GOVERNANCE COMMITTEE

The Audit and Corporate Governance Committee, which currently consists of Steven M. Besbeck (Chairman), Michael D. Matte and Richard H. Williams, reviews IRIS’ financial reporting process on behalf of the Board of Directors, and administers our engagement of BDO Seidman, LLP as our independent registered public accounting firm. The Audit and Corporate Governance Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit and Corporate Governance Committee has met and held discussions with management and the independent auditors. Management represented to the Audit and Corporate Governance Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit and Corporate Governance Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit and Corporate Governance Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. The Audit and Corporate Governance Committee also discussed with the independent auditors other matters required under Statement of Auditing Standards No. 61 (Communication with Audit Committees), and the overall scope and plans for their audit.

The Audit and Corporate Governance Committee pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit and Corporate Governance Committee considers whether the engagement could compromise the independence of BDO Seidman, LLP, and whether for reasons of efficiency or convenience it is in our best interest to engage our independent auditor to perform the services.

The Audit and Corporate Governance Committee has determined that the provision of non-audit services by BDO Seidman, LLP is compatible with maintaining BDO Seidman’s independence, and none of such services were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

Generally, the Audit and Corporate Governance Committee approves in advance audit and non-audit services to be provided by BDO Seidman. In other cases, in accordance with Rule 2-01(c)(7) of Securities and Exchange Commission Regulation S-X, the Committee has delegated pre-approval authority to the Chairman of the Audit and Corporate Governance Committee for matters which arise or otherwise require approval between regularly scheduled meetings of the Audit and Corporate Governance Committee, provided that the Chairman reports such approvals to the Committee at its next regularly scheduled meeting.

The Audit and Corporate Governance Committee has discussed with the independent auditors their independence from IRIS and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit and Corporate Governance Committee has also considered whether the independent auditors’ provision of other non-audit services to IRIS is compatible with the auditors’ independence.

In reliance on the reviews and discussions to which reference is made above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our 2007 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission. The Audit and Corporate Governance and our Board of Directors also have recommended the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

AUDIT AND CORPORATE GOVERNANCE COMMITTEE

Mr. Steven M. Besbeck (Chairman)

Mr. Michael D. Matte

Mr. Richard H. Williams

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of April 18, 2008 with respect to:

•	each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock;
•	each of our directors and nominees;
•	the Named Executive Officers; and
•	all of our directors and executive officers as a group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock under warrants or options currently exercisable or exercisable within 60 days of the date of this information are deemed outstanding for purposes of computing the percentage ownership of the person holding such warrants or options but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding at April 18, 2008. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each person listed is care of IRIS International, Inc., at 9172 Eton Avenue, Chatsworth, California 91311.

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned (1)	Class (2)
Richard H. Williams	79,475	*
Steven M. Besbeck	137,231	*
Richard G. Nadeau, Ph.D.	91,485	*
César M. García	433,452	2.3%
Michael D. Matte	42,231	*
Thomas H. Adams, Ph.D.	284,228	1.6%
Stephen Wasserman	42,731	*
John U. Yi	122,514	*
Robert A. Mello	222,957	1.2%
Thomas E. Warekois	68,845	*
Peter Donato	18,730	*

Kopp Investment Advisors LLC (3)	1,101,620	6.0%
Directors and Executive Officers as a Group (11 persons)	1,543,880	8.0%

*	Less than 1%.
(1)	Includes options exercisable on or within 60 days of April 18, 2008 held by directors and executive officers as follows: Mr. Williams (72,975 shares); Mr. Besbeck (112,231 shares), Dr. Nadeau (74,731 shares), Mr. García (344,598 shares), Mr. Matte (32,231 shares), Dr. Adams (28,055 shares), Mr. Wasserman (29,731 shares), Mr. Yi (55,570 shares), Mr. Mello (142,460 shares) and Mr. Warekois (37,802).
(2)	Based on 18,347,544 shares of stock outstanding as of April 18, 2008.
(3)	The mailing address for Kopp Investment Advisors, LLC is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon a recommendation of its Audit and Corporate Governance Committee, has appointed BDO Seidman, LLP as independent auditors of us for the fiscal year ending December 31, 2008. As a matter of good corporate governance, the Audit and Corporate Governance Committee has decided to submit its selection of the independent audit firm to our stockholders for ratification. If the selection of BDO Seidman, LLP is not ratified by the majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit and Corporate Governance Committee will review its future selection of an independent registered public accounting firm in the light of that vote result. BDO Seidman, LLP has no financial interest of any kind in IRIS except the professional relationship between auditor and client. Representatives of BDO Seidman, LLP will be invited, but are not expected, to attend the Annual Meeting.

Fees Paid to BDO Seidman, LLP

The following table sets forth fees for services paid to BDO Seidman, LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2007 and 2006:

	2007	2006
Audit Fees(1)	$741,000	$1,059,325
Audit-related fees(2)	—	14,000
Tax fees(3)	$117,565	213,615
All other fees	—	4,050

Total	$858,565	$1,290,990

(1)	Audit Fees include the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and BDO Seidman’s audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
(2)	Audit Related Fees consist of assurance and related services provided by BDO Seidman that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under audit fees. The services for the fees disclosed under this category include the audit of our 401(k) Plan.
(3)	Tax Fees consist of tax services for tax compliance and tax preparation plus tax services relating to a study to determine the extent that R&D credits that can be claimed on our corporate tax returns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER PROPOSALS

We are not aware of any other business to be presented to the meeting and we do not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

2009 STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2009 annual meeting of stockholders for inclusion in our proxy statement and proxy form relating to such annual meeting must submit such proposal to us at our principal executive offices no later than January 13, 2009. In addition, in the event a stockholder proposal is not received by the IRIS by March 29, 2009, the proxy to be solicited by our Board of Directors for the 2009 annual meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2009 annual meeting without any discussion of the proposal in the proxy statement for such meeting.

SEC rules and regulations provide that if the date of our 2009 annual meeting is advanced or delayed more than 30 days from first anniversary of the 2008 annual meeting, stockholder proposals intended to be included in the proxy materials for the 2009 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2009 annual meeting. If we determine that the date of the 2009 annual meeting will be advanced or delayed by more than 30 days from the first anniversary of the 2008 annual meeting, we will publicly disclose such change.

COMMUNICATIONS WITH DIRECTORS

You may communicate with the Chair of our Audit and Corporate Governance Committee or Compensation and Nominating Committee, or with our independent directors as a group, by writing to any such person or group, care of the Corporate Secretary of IRIS, at our principal executive offices, 9172 Eton Avenue Chatsworth, California 91311.

Communications are distributed to our Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, our Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of our Board of Directors should be excluded including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

SOLICITATION OF PROXIES

We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. We may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

ANNUAL REPORT

Our financial statements for the year ended December 31, 2007 are included in our 2007 Annual Report to Stockholders, which we are sending to our stockholders at the same time as this proxy statement. Our 2007 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, will be made available to shareholders without charge upon written request to our Corporate Secretary, at our principal executive offices, 9172 Eton Avenue Chatsworth, California 91311.

By Order of the Board of Directors

César M. García

Chairman of the Board

Chatsworth, California

April 28, 2008

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING IS AT 10:00 AM ON JUNE 13, 2008.

PLEASE RETURN YOUR PROXY IN TIME.

Appendix A

IRIS INTERNATIONAL, INC.

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

Approved by the Iris International, Inc. (the “Company”) Audit Committee (the “Committee”) on April 24, 2008.

The audit committee will (a) assist the Company’s Board of Directors (the “Board”) in its oversight responsibilities regarding (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent accountant’s qualifications and independence and (4) the Company’s internal and disclosure controls; (b) prepare the report of the audit committee required by the United States Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement; (c) retain and terminate the Company’s independent accountant; (d) approve audit and non-audit services to be performed by the independent accountant; and (e) perform such other functions as the Board may from time to time assign to the Committee. In performing its duties, the committee will maintain effective working relationships with the board of directors, management, and the external auditors. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the Company’s business, operations and risks.

ORGANIZATION

The Audit Committee shall be comprised of at least three directors (or more directors as determined by the Board) each of whom shall be “independent directors,” as such term is defined in the rules and regulations of the SEC and The Nasdaq Stock Market, Inc. (“Nasdaq”), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The members of the Audit Committee and the Chairperson shall be selected by the Board annually and serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed from the Committee at any time, with or without cause, by the Board. The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee. No person may be made a member of the Committee if his or her service on the Committee would violate any restriction on service imposed by any rule or regulation of the SEC or any securities exchange or market on which shares of the common stock of the Company are traded. The Chairperson shall maintain regular communication with the Chief Executive Officer, Chief Financial Officer and the lead partner of the independent accountant.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be a “financial expert.” A member shall be deemed a “financial expert” if the Board determines that such person has the following attributes:

•	An understanding of generally accepted accounting principles and financial statements;

•

Experience applying such generally accepted accounting principles in connection with the accounting for estimates, accruals, and reserves that are generally comparable to the estimates, accruals, and reserves, if any, used in the registrant’s financial statements;

•	Experience preparing or auditing financial statements that present accounting issues that are generally comparable to those raised by the registrant’s financial statements;

•	Experience with internal controls and procedures for financial reporting; and

•	An understanding of audit committee functions.

The “financial expert” shall have gained such attributes through her education and experience as (1) a public accountant or auditor, (2) or a principal financial officer, controller, or principal accounting officer of a company that at the time the person held such position was required to file periodic reports with the SEC, (3) or experience in one or more positions that involve the performance of similar functions (or that results, in the judgment of the Board, in the person having similar expertise and experience).

Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

Except for Board and Committee fees, a member of the Committee shall not be permitted to accept any fees paid directly or indirectly for services as a consultant, legal advisor or financial advisor or any other fees prohibited by the rules of the SEC and Nasdaq. In addition, no member of the Committee may be an “affiliated person” of the Company or any of its subsidiaries (as such term is defined by the SEC), and no member of the Committee may have participated in the preparation of the financial statements of the Company in the past three years. Members of the Committee may receive their Board and Committee fees in cash, Company stock or options or other in-kind consideration as determined by the Board or the Compensation Committee, as applicable, in addition to all other benefits that other directors of the Company receive. No director may serve on the Committee, without the approval of the Board, if such director simultaneously serves on the audit committee of more than three public companies.

MEETINGS

The Committee shall meet at least quarterly, or more frequently as circumstances dictate to fulfill its responsibilities.

The Committee shall meet at the call of any member of the Committee, preferably in conjunction with regular Board meetings. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore, in the absence of the Chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, the independent accountant or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.

The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

As part of its job to foster open communication, the Committee should meet periodically, and at least annually, with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee or at least its Chairperson should meet with the independent accountants and management quarterly to review the Company’s financials prior to their public release. The Committee may also meet from time to time with the Company’s investment bankers, investor relations professionals and financial analysts who follow the Company.

ROLES AND RESPONSIBILITIES

In carrying out its responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so as to ensure the Company remains in compliance with applicable legal and regulatory requirements. In addition to such other duties as the Board may from time to time assign, the Committee shall have the following responsibilities:

A.	Oversight of the Financial Reporting Processes

1.	In consultation with the independent accountant and management, review the integrity of the organization’s financial reporting processes, both internal and external.

2.	Review and approve all related-party transactions, unless such responsibility has been reserved to the full Board or delegated to another committee of the Board.

3.	Consider the independent accountant’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting. Consider alternative accounting principles and estimates.

4.	Annually review major issues regarding the Company’s auditing and accounting principles and practices and its presentation of financial statements, including the adequacy of internal controls and special audit steps adopted in light of material internal control deficiencies.

5.	Discuss with management, consultants and legal counsel the status of pending litigation, taxation matters, compliance policies and other areas of oversight applicable to the legal and compliance area as may be appropriate.

6.	Meet at least annually with the Chief Financial Officer and the independent accountant in separate executive sessions.

7.	Review all analyst reports and press articles about the Company’s accounting and disclosure practices and principles.

8.

Review all analyses prepared by management and the independent accountant of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analysis of the effect of alternative generally accepted accounting principle (“GAAP”) methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.[1]

9.	Review with management and the independent accountant the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

B.	Review of Documents and Reports

1.	Review and discuss with management and the independent accountant the Company’s annual audited financial statements and quarterly financial statements (including disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation”) and the Company’s earnings press releases and review and discuss

1 SAS No. 50 provides performance and reporting standards for written reports from accountants with respect to the application of accounting principles to new transactions and financial products or regarding specific financial reporting issues.

with management any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent accountant, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent accountant and legal counsel are satisfied with the disclosure and content of such documents. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of audit adjustments (whether or not recorded) and any such other inquires as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited consolidated financial statements in the Company’s annual report on Form 10-K.

2.	Review and discuss with management and the independent accountant earnings press releases, as well as public financial disclosures. Review and discuss with management earnings guidance. The Committee need not discuss in advance each earnings release but should generally discuss the types of information to be disclosed and the type of presentation to be made in any earnings release or guidance.

3.	Review the regular internal reports prepared by management.

4.	Review reports from management on the Company’s subsidiaries and affiliates, compliance with the Company’s code(s) of conduct, applicable law and insider and related party transactions.

5.	Review with management and the independent accountant any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

6.	Prepare the report of the Audit Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

7.	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

8.	Review and evaluate any proposed restatements of financial statements. Review the restatements made by other clients of the independent accountant.

C.	Independent Accountant Matters

1.	Appoint, determine funding and compensation for and oversee the work of the independent accountant (including resolution of disagreements between management and the independent accountant regarding financial reporting) for the purpose of preparing or issuing an audit report of related work.

2.

On an annual basis, the Committee shall evaluate the independent accountant’s qualifications, performance and independence. To assist in this undertaking, the Committee shall require the independent accountant to submit a report (which report shall be reviewed by the Committee) describing (a) the independent accountant’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the accounting firm or by any inquiry or investigations by governmental or professional authorities (within the preceding five years) respecting one or more independent audits carried out by the independent accountant, and any steps taken to deal with any such issues and (c) all relationships the independent accountant has with the Company and relevant third parties to determine the independent accountant’s independence. In making its determination, the Committee shall consider not only auditing and other traditional accounting functions performed by the independent accountant, but also consulting, legal, information technology services and other professional services rendered by the independent accountant and its affiliates. The Committee shall also consider whether the provision of any of these non-audit services is compatible with the independence standards under the guidelines of the SEC and of the Independence Standards Board.

3.	Approve in advance any non-audit services to be provided by the independent accountant and adopt policies and procedures for engaging the independent accountant to perform non-audit services.

4.	Review on an annual basis the experience and qualifications of the senior members of the independent accountant’s audit team. Discuss the knowledge and experience of the independent accountant and the senior members of the independent accountant’s audit team with respect to the Company’s industry. The Committee shall ensure the regular rotation of the lead audit partner and audit review partner as required by law and consider whether there should be a periodic rotation of the Company’s independent accountant.

5.	Review the performance and costs of the independent accountant and terminate the independent accountant when circumstances warrant.

6.	Establish and periodically review hiring policies for employees or former employees of the independent accountant.

7.	Review with the independent accountant any problems or difficulties the auditor may have encountered and any “management” or “internal control” letter provided by the independent accountant and the Company’s response to that letter. Such review should include:

(a)    any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management;

(b)    any accounting adjustments that were proposed by the independent accountant that were not agreed to by the Company; and

(c)    communications between the independent accountant and its national office regarding any issues on which it was consulted by the audit team and matters of audit quality and consistency.

8.	Communicate with the independent accountant regarding (a) critical accounting policies and practices to be used in preparing the audit report, (b) alternative treatments of financial information within the parameters of GAAP that were discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent accountant, (c) other material written communications between the independent accountant and management of the Company, and (d) such other matters as the SEC and Nasdaq may direct by rule or regulation.

9.	Periodically consult with the independent accountant out of the presence of management about internal controls over financial reporting and the fullness and accuracy of the organization’s financial statements.

10.	Oversee the independent accountant relationship by discussing with the independent accountant the nature and rigor of the audit process, receiving and reviewing audit reports and ensuring that the independent accountant has full access to the Committee (and the Board) to report on any and all appropriate matters.

11.	Prior to initiation of the Audit, discuss with the independent accountant the scope, general planning and staffing of the audit.

12.	Obtain a representation from the independent accountant that Section 10A of the Securities Exchange Act of 1934 has been followed.

D.	Internal/Disclosure Control Matters

1.	Discuss with management policies with respect to risk assessment and risk management. Although it is management’s duty to assess and manage the Company’s exposure to risk, the Committee should discuss guidelines and policies to govern the process by which risk assessment and management is handled and review the steps management has taken to monitor and control the Company’s risk exposure.

2.	Establish regular and separate systems of reporting to the Committee by each of management and the independent accountant regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

3.	Following completion of the annual audit, review separately with each of management and the independent accountant any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

4.	Review with the independent accountant and management the extent to which changes or improvements in financial or accounting practices have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

5.	Advise the Board about the Company’s policies and procedures for compliance with applicable laws and regulations and the Company’s code(s) of conduct.

6.	Establish procedures for receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions from employees regarding questionable accounting or auditing matters.

7.	Periodically discuss with the Chief Executive Officer and Chief Financial Officer (a) significant deficiencies in the design or operation of the internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

8.	Ensure that no officer, director or any person acting under their direction fraudulently influences, coerces, manipulates or misleads the independent accountant for purposes of rendering the Company’s financial statements materially misleading.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant.

ANNUAL EVALUATION PROCEDURES

The Committee shall annually assess its performance to confirm that it is meeting its responsibilities under this Charter. In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) frequency and length of meetings and (e) the quality of written materials and presentations. The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate.

INVESTIGATIONS AND STUDIES

The Committee shall have the authority and sufficient funding to retain special legal, accounting or other consultants (without seeking Board approval) to advise the Committee. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities as described herein, and may retain, at the expense of the Company, independent counsel or other consultants necessary to assist the Committee in any such investigations or studies. The Committee shall have sole authority to negotiate and approve the fees and retention terms of such independent counsel or other consultants.

MISCELLANEOUS

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. This Charter, and any amendments thereto, shall be displayed on the Company’s web site and a printed copy of such shall be made available to any stockholder of the Company who requests it.

DETACH HERE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF IRIS INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, JUNE 13, 2008

The undersigned stockholder of IRIS International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 18, 2008, and hereby appoints Mr. César García and Peter L. Donato, or either of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IRIS International, Inc. to be held on Friday June 13, 2008 at 10:00 a.m., Pacific Time, at IRIS International’s corporate headquarters, located at 9172 Eton Avenue, Chatsworth, California and at any adjournment or postponement thereof, and to vote all shares of capital stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

[SEE REVERSE SIDE]        CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[BACK OF PROXY]

DETACH HERE

☒	Please mark

votes as in

this example

1.  PROPOSAL TO ELECT SEVEN (7) DIRECTORS.

Nominees:	THOMAS H. ADAMS, PH.D., STEVEN M. BESBECK, CÉSAR GARCÍA, MICHAEL D. MATTE,
RICHARD G. NADEAU, STEPHEN E. WASSERMAN, AND RICHARD H. WILLIAMS

FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	FOR ALL EXCEPT ☐ (See Instructions Below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write their name in the space provided above.)

2. PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The board of directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1 and “FOR” the ratification of BDO Seidman, LLP as the company’s independent registered public accounting firm. All proposals to be acted upon are proposals of the IRIS International, Inc. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the board of directors, this proxy shall be voted by the proxy holders in accordance with the recommendations of a majority of the board of directors. At the date this proxy statement went to press, we did not anticipate any other matters would be raised at the annual meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT              ☐

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING    ☐

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:                                               Date:                          Signature:                                               Date:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.